EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the inclusion or incorporation by reference in the registration statement on Form S-8 (File No. 333-149190), the registration statement on Form S-3 (File No. 333-159888), the registration statement (File No. 333-153579) on Form S-3/A and the 2008 Annual Report on Form 10-K/A Amendment No. 2 of BreitBurn Energy Partners L.P. of information from our firm’s reserve report dated January 21, 2009, entitled " Reserves and Future Revenue of Certain BreitBurn Operating L.P. Oil and Gas Properties As of December 31, 2008" and all references to our firm included in or made a part of the BreitBurn Energy Partners L.P. Annual report on Form 10-K/A Amendment No. 2.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons

Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
March 17, 2010